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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE TO/A
(RULE 13e-4)
TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR SECTION 13(E)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

ENTERCOM COMMUNICATIONS CORP.

(NAME OF SUBJECT COMPANY (ISSUER) AND FILING PERSON (OFFEROR))

OPTIONS TO PURCHASE CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
(TITLE OF CLASS OF SECURITIES)

293639100
(CUSIP NUMBER OF CLASS OF SECURITIES)

DAVID J. FIELD
PRESIDENT AND CHIEF EXECUTIVE OFFICER
ENTERCOM COMMUNICATIONS CORP.
401 CITY AVENUE, SUITE 809
BALA CYNWYD, PENNSYLVANIA 19004
(610) 660-5610
(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
NOTICES AND COMMUNICATIONS ON BEHALF OF THE FILING PERSON)

COPY TO:
PATRICK H. SHANNON, ESQ.
LATHAM & WATKINS LLP
555 11TH STREET, NW, SUITE 1000
WASHINGTON, DC 20004
(202) 637-2200

CALCULATION OF FILING FEE

TRANSACTION VALUATION*	AMOUNT OF FILING FEE
$7,248,249	$775.56

*
Calculated solely for purposes of determining the filing fee. This amount assumes that all eligible options to purchase the Class A common stock of Entercom Communications Corp. with an exercise price of $40.00 or more will be exchanged for an aggregate of 266,774 shares of Entercom restricted Class A common stock having an aggregate value of $7,248,249 based on the average of the high and low prices of Entercom Class A common stock on the New York Stock Exchange on of May 30, 2006. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $107.00 per million dollars of the value of the transaction.

☒
Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $775.56	Filing party: Entercom Communications Corp.
Form or Registration No: Schedule TO	Date Filed: June 5, 2006
☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

  ☐
  third-party tender offer subject to Rule 14d-1
  ☒
  issuer tender offer subject to Rule 13e-3
  ☐
  going private transaction subject to Rule 13e-3
  ☐
  amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer ☐

        This Amendment No. 1 amends and supplements the Tender Offer on Schedule TO filed with the Securities and Exchange Commission on June 5, 2006 by Entercom Communications Corp. (the "Company") relating to the offer by the Company to its eligible employees and non-employee directors to exchange certain outstanding stock options for shares of restricted Class A common stock of the Company.

        Item 12 to the Company's Schedule TO is amended and supplemented as follows:

  •
  to replace Exhibit (a)(1)(i), "Offer to Exchange Certain Outstanding Options," with the revised version that is filed herewith;

  •
  to add as Exhibit (a)(1)(xiv), the "Supplement to Offer to Exchange Certain Outstanding Options" that is filed herewith; and

  •
  to add as Exhibit (a)(1)(xv), the "Form of Email to Offerees Regarding Amendment of Offer to Exchange and Financial Statement Supplement" that is filed herewith.

Item 12. Exhibits:

*	(a)(1)(i)	Offer to Exchange Certain Outstanding Options.
**	(a)(1)(ii)	Form of Cover Letter to holders of Eligible Options regarding the Offer to Exchange and Summary of Procedures.
**	(a)(1)(iii)	Election to Exchange Form.
**	(a)(1)(iv)	Form of E-mail Confirming Receipt of Election.
**	(a)(1)(v)	Notice of Election to Withdraw Options Form from Offer to Exchange.
**	(a)(1)(vi)	E-mail Communication to holders of Eligible Options.
**	(a)(1)(vii)	Form of Rights Letter.
**	(a)(1)(viii)	Form of Personnel Summary.
***	(a)(1)(ix)	Entercom Communications Corp.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on February 24, 2006 (File No. 001-14461) and incorporated by reference.
***	(a)(1)(x)	Entercom Communications Corp.'s proxy statement for its 2006 Annual Meeting of Stockholders, filed with the SEC on April 7, 2006 (File No. 001-14461) and incorporated by reference.
***	(a)(1)(xi)	Entercom Communications Corp.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed with the SEC on November 7, 2005 (File No. 001-14461) and incorporated by reference.
***	(a)(1)(xii)	Entercom Communications Corp.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 9, 2005 (File No. 001-14461) and incorporated by reference.
***	(a)(1)(xiii)	Entercom Communications Corp.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 9, 2005 (File No. 001-14461) and incorporated by reference.
*	(a)(1)(xiv)	Supplement to Offer to Exchange Certain Outstanding Options.
*	(a)(1)(xv)	Form of Email to Offerees Regarding Amendment of Offer to Exchange and Financial Statement Supplement.

	(a)(2)	Not applicable.
	(a)(3)	Not applicable.
	(a)(4)	Not applicable.
	(a)(5)	Not applicable.
	(b)	Not applicable.
***	(d)(1)
Amended and Restated Articles of Incorporation of Entercom Communications Corp. (incorporated by reference to Exhibit 3.01, Entercom Communications Corp. Amendment to Registration Statement on Form S-1, filed with the SEC January 27, 1999).
***	(d)(2)
Amended and Restated Bylaws of Entercom Communications Corp. (incorporated by reference to Exhibit 3.02 of Entercom Communications Corp.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 13, 2002).
***	(d)(3)	Form of Common Stock Certificate (incorporated by reference to Entercom Communications Corp.'s Registration Statement on Form S-3, filed with the SEC on February 11, 2002).
***	(d)(4)
Indenture dated as of March 5, 2002 by and among Entercom Radio, LLC and Entercom Capital, Inc., as co-issuers, the Guarantors named therein and HSBC Bank USA, as trustee (incorporated by reference to Exhibit 4.02 to Entercom Communications Corp.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 13, 2002).
***	(d)(5)
First Supplemental Indenture dated as of March 5, 2002 by and among Entercom Radio, LLC and Entercom Capital, Inc., as co-issuers, the Guarantors named therein and HSBC Bank USA, as trustee. (incorporated by reference to Exhibit 4.03 to Entercom Communications Corp.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 13, 2002).
***	(d)(6)
Entercom Equity Compensation Plan, as amended through March 24, 2006, and forms of agreements thereunder (incorporated by reference to Exhibit 10.01 to Entercom Communications Corp.'s Current Report on Form 8-K, filed with the SEC on May 18, 2006).
***	(d)(7)	Entercom Communications Corp.'s Registration Statement on Form S-8, SEC File Nos. 333-71481, filed with the Securities and Exchange Commission on January 29, 1999 and incorporated by reference herein.
***	(d)(8)	Entercom Communications Corp.'s Registration Statement on Form S-8, SEC File 333-85638, filed with the Securities and Exchange Commission on April 5, 2002 and incorporated by reference herein.
***	(d)(9)
Form of Letter Agreement Regarding Acceleration of Vesting of Certain Stock Options (incorporated by reference to Exhibit 10.01 of Entercom Communications Corp.'s Current Report on Form 8-K, filed with the SEC on December 19, 2005).
	(g)	Not applicable.
	(h)	Not applicable.

*
Filed herewith.
**
Previously filed with the Company's Schedule TO on June 5, 2006.
***
Incorporated by reference as indicated.

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 23, 2006	Entercom Communications Corp.
	By:	/s/ JOHN C. DONLEVIE
	Name:	John C. Donlevie
	Title:	Executive Vice President, Secretary

EXHIBIT INDEX

*	(a)(1)(i)	Offer to Exchange Certain Outstanding Options.
**	(a)(1)(ii)	Form of Cover Letter to holders of Eligible Options regarding the Offer to Exchange and Summary of Procedures.
**	(a)(1)(iii)	Election to Exchange Form.
**	(a)(1)(iv)	Form of E-mail Confirming Receipt of Election.
**	(a)(1)(v)	Notice of Election to Withdraw Options Form from Offer to Exchange.
**	(a)(1)(vi)	E-mail Communication to holders of Eligible Options.
**	(a)(1)(vii)	Form of Rights Letter.
**	(a)(1)(viii)	Form of Personnel Summary.
***	(a)(1)(ix)	Entercom Communications Corp.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on February 24, 2006 (File No. 001-14461) and incorporated by reference.
***	(a)(1)(x)	Entercom Communications Corp.'s proxy statement for its 2006 Annual Meeting of Stockholders, filed with the SEC on April 7, 2006 (File No. 001-14461) and incorporated by reference.
***	(a)(1)(xi)	Entercom Communications Corp.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed with the SEC on November 7, 2005 (File No. 001-14461) and incorporated by reference.
***	(a)(1)(xii)	Entercom Communications Corp.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 9, 2005 (File No. 001-14461) and incorporated by reference.
***	(a)(1)(xiii)	Entercom Communications Corp.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 9, 2005 (File No. 001-14461) and incorporated by reference.
*	(a)(1)(xiv)	Supplement to Offer to Exchange Certain Outstanding Options.
*	(a)(1)(xv)	Form of Email to Offerees Regarding Amendment of Offer to Exchange and Financial Statement Supplement.
	(a)(2)	Not applicable.
	(a)(3)	Not applicable.
	(a)(4)	Not applicable.
	(a)(5)	Not applicable.
	(b)	Not applicable.
***	(d)(1)	Amended and Restated Articles of Incorporation of Entercom Communications Corp. (incorporated by reference to Exhibit 3.01, Entercom Communications Corp. Amendment to Registration Statement on Form S-1, filed with the SEC January 27, 1999).
***	(d)(2)	Amended and Restated Bylaws of Entercom Communications Corp. (incorporated by reference to Exhibit 3.02 of Entercom Communications Corp.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 13, 2002).

***	(d)(3)	Form of Common Stock Certificate (incorporated by reference to Entercom Communications Corp.'s Registration Statement on Form S-3, filed with the SEC on February 11, 2002).
***	(d)(4)	Indenture dated as of March 5, 2002 by and among Entercom Radio, LLC and Entercom Capital, Inc., as co-issuers, the Guarantors named therein and HSBC Bank USA, as trustee (incorporated by reference to Exhibit 4.02 to Entercom Communications Corp.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 13, 2002).
***	(d)(5)	First Supplemental Indenture dated as of March 5, 2002 by and among Entercom Radio, LLC and Entercom Capital, Inc., as co-issuers, the Guarantors named therein and HSBC Bank USA, as trustee. (incorporated by reference to Exhibit 4.03 to Entercom Communications Corp.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 13, 2002).
***	(d)(6)	Entercom Equity Compensation Plan, as amended through March 24, 2006, and forms of agreements thereunder (incorporated by reference to Exhibit 10.01 to Entercom Communications Corp.'s Current Report on Form 8-K, filed with the SEC on May 18, 2006).
***	(d)(7)	Entercom Communications Corp.'s Registration Statement on Form S-8, SEC File Nos. 333-71481, filed with the Securities and Exchange Commission on January 29, 1999 and incorporated by reference herein.
***	(d)(8)	Entercom Communications Corp.'s Registration Statement on Form S-8, SEC File 333-85638, filed with the Securities and Exchange Commission on April 5, 2002 and incorporated by reference herein.
***	(d)(9)	Form of Letter Agreement Regarding Acceleration of Vesting of Certain Stock Options (incorporated by reference to Exhibit 10.01 of Entercom Communications Corp.'s Current Report on Form 8-K, filed with the SEC on December 19, 2005).
	(g)	Not applicable.
	(h)	Not applicable.

*
Filed herewith.
**
Previously filed with the Company's Schedule TO on June 5, 2006.
***
Incorporated by reference as indicated.

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SIGNATURE
EXHIBIT INDEX